Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Board of Directors

Euronet Worldwide, Inc.

We consent to the use of our report dated February 7, 2003, with respect to the consolidated balance sheet of Euronet Worldwide, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity/(deficit), and cash flows for each of the years in the two-year period ended December 31, 2002, incorporated herein by reference, and the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG Audit Sp. z o.o.

Warsaw, Poland

January 21, 2005